Exhibit 99.1

For Immediate Release

Corindus Vascular Robotics Announces Pricing of Public Offering of Common Stock

Waltham, MA – May 28, 2015 – Corindus Vascular Robotics, Inc. (OTCQB: CVRS), a leading developer of precision vascular robotics, today announced the pricing of an underwritten public offering of 11,000,000 shares of its common stock at a public offering price of $3.80 per share. The gross proceeds from the sale of the shares, before underwriting discounts and other offering expenses, are expected to be approximately $41.8 million. All of the shares in the offering are to be sold by Corindus Vascular Robotics. The offering is expected to close on June 3, 2015, subject to the satisfaction of customary closing conditions. Corindus Vascular Robotics has granted the underwriters a 30-day option to purchase up to 1,650,000 additional shares of common stock.

Cowen and Company and Stifel are acting as joint book-running managers for the offering. National Securities Corporation is acting as co-manager for the offering.

In connection with the offering, the common stock of Corindus Vascular Robotics has been approved for listing on the NYSE MKT. Trading will commence on the NYSE MKT on Friday, May 29, 2015, under the symbol “CVRS”.

A registration statement on Form S-1 relating to the public offering of the shares of common stock described above was filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). A preliminary prospectus related to the offering was filed with the SEC on May 26, 2015 and a final prospectus related to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus related to the offering may also be obtained from Cowen and Company, LLC c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by calling (631) 274-2806 or by faxing (631) 254-7140, or Stifel, Nicolaus & Company, Incorporated, Attn: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by calling (415) 364-2720 or by emailing syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted percutaneous coronary interventions (PCIs). The company’s FDA-cleared CorPath System is the first medical device that offers interventional cardiologists PCI procedure control from a radiation protective interventional cockpit. With the CorPath System, Corindus Vascular Robotics brings robotic precision to PCI procedures to help physicians potentially provide better clinical outcomes and award some of the costs associated with complications through improper stent placement during manual PCI procedures. Corindus stands behind its product with its unique $1,000 hospital credit “One Stent Program.” For additional information, visit www.corindus.com, and follow @CorindusInc.

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Contact:

Corindus Vascular Robotics, Inc.

David W. Long, Chief Financial Officer

(508) 653-3335 ext. 228

david.long@corindus.com